Exhibit 2.1

Description of Rights of Each Class of Securities

Type and Class of Securities

As of December 31, 2020, NLS Pharmaceutics Ltd., or the Company, had a share capital of CHF 139,200.00 divided into 6,960,000 registered shares with a nominal value of CHF 0.02 each, or the Common Shares.

As part of the initial public offering of the Company in February 2021 on Nasdaq, the Company conducted a share capital increase. As of 5 February 2021, the Company has a registered share capital of CHF 235,826.50 divided into 11,791,325 registered shares with a nominal value of CHF 0.02 each, or the Common Shares. In addition, 277,000 warrants have been exercised whereby the aforementioned share capital increases to CHF 241,366.50 divided into 12,068,325 Common Shares with a nominal value of CHF 0.02 each. For the avoidance of doubt, the additional 277,000 Common Shares have been issued, but the share capital has not yet been updated resp. registered in the Commercial Register of the Canton of Nidwalden.

Registration Number and Purposes and Objects of the Company

The Company is registered with the Commercial Register of the Canton of Nidwalden, Switzerland, registration number CHE-447.067.367. The purpose of the Company is the research and development of pharmaceutical, chemical, medical-technical, bio-technical and similar related products, the acquisition, holding and granting of licenses and other intellectual properties as well as to provide various services in this regard.

Articles of Association

Ordinary Capital Increase, Authorized and Conditional Share Capital

Under Swiss law, we may increase our share capital (Aktienkapital) with a resolution of the general meeting of shareholders (ordinary capital increase) that must be carried out by the board of directors within three months in order to become effective. In the case of subscription and increase against payment of contributions in cash, a resolution passed by an absolute majority of the shares represented at the general meeting of shareholders is required. In the case of subscription and increase against contributions in kind or to fund acquisitions in kind, when shareholders’ statutory pre-emptive rights are withdrawn or where transformation of reserves into share capital is involved, a resolution passed by two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the nominal amount of the shares represented is required.

Under the Swiss Code of Obligations, or the CO, our shareholders, by a resolution passed by two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the nominal amount of the shares represented, may empower our board of directors to issue shares of a specific aggregate nominal amount up to a maximum of 50% of the share capital in the form of:

●	authorized capital (“genehmigtes Kapital”) to be utilized by the board of directors within a period determined by the shareholders but not exceeding two years from the date of the shareholder approval; or

●	conditional capital ("bedingtes Kapital") for the purpose of issuing shares in connection with, among other things, (i) option and conversion rights granted in connection with warrants and convertible bonds of the Company or one of our subsidiaries or (ii) grants of rights to employees, members of our board of directors or consultants or our subsidiaries or other persons providing services to the Company or a subsidiary to subscribe for new shares (conversion or option rights).

Our Authorized Share Capital

The articles of association authorize our board of directors to increase the share capital (within a period of no more than two years) and set forth the nominal amount by which the board of directors may increase the share capital (such authorized capital may not exceed one-half of the existing share capital).

Under our current version of the articles of association dated 2 February 2021, our board of directors is authorized until 29 January 2023, to increase our share capital by a maximum aggregate amount of CHF 117,551.80 through the issuance of not more than 5,877,590 common shares, which would have to be fully paid-in, each with a par value of CHF 0.02 per common share. Increases in partial amounts are permitted. The board of directors determines the timing, issue price, the type of contributions and the date on which the dividend entitlement commences.

The articles of association also explicitly set forth the events for which a restriction or exclusion of the pre-emptive rights from the current shareholders is permitted.

Within the limits of Swiss law, a general meeting of shareholders may increase or alter the authorization granted to the board of directors.

To affect any capital increase based on our authorized share capital, the Company will have to follow the relevant procedures under Swiss law. In particular, the Company’s board of directors will have to approve a general authorization resolution (“Ermächtigungsbeschluss”), issue a capital increase report (“Kapitalerhöhungsbericht”), approve a notarized confirmation resolution (“Feststellungsbeschluss”) on the capital increase and the articles of association, and obtain (i) duly executed subscription form(s) covering the subscription of the relevant number of new shares, (ii) a report of an audit firm relating to the withdrawal of the pre-emptive rights, as well as (iii) a banking confirmation confirming the payment of the aggregate nominal value of the respective number of new shares to a special Swiss bank account, all in accordance with Swiss law. The Company’s board of directors will subsequently have to file the relevant documentation accompanied by an application form with the competent commercial register. Any issuance of common shares based on such filing(s) is subject to the recording of the respective capital increase(s) in the commercial register in accordance with Swiss law and its publication in the electronic Swiss Official Gazette of Commerce (“Schweizerisches Handelsamtsblatt”).

Our Conditional Share Capital

Conditional Share Capital for Warrants and Convertible Bonds and Advisors

As per our current version of the articles of association, our nominal share capital may be increased by a maximum aggregate amount of CHF 110,843.36 through the issuance of not more than 5,542,168 common shares, which would have to be fully paid-in, with a nominal value of CHF 0.02 each, by the exercise of option and conversion rights granted in connection with warrants and convertible bonds of the Company or one of our subsidiaries. Shareholders will not have pre-emptive subscription rights in such circumstances. The holders of convertible bonds are entitled to the new shares upon the occurrence of the applicable conversion feature. Warrants that have been exercised in the meantime are not yet reflected in the articles of association of the Company by means of an increase of the issued share capital and the respective reduction of the conditional share capital.

When issuing convertible bonds, the board of directors is authorized to withdraw or to limit the advance subscription right of shareholders to subscribe to the convertible bond issuance:

●	for the purpose of financing or refinancing the acquisition of enterprises, divisions thereof, or of participations or of newly planned investments of the Company; or

●	if the issuance occurs in domestic or international capital markets, including private placements.

To the extent that the advance subscription rights are withdrawn, (i) the convertible bonds are to be issued at market conditions; (ii) the term to exercise the option or conversion rights may not exceed ten years as of the date of the convertible bond issue and twenty years for conversion rights; and (iii) the exercise price for the new shares must at least correspond to the market conditions at the time of the convertible bond issuance.

Conditional Share Capital for Equity Incentive Plans

Our nominal share capital may, to the exclusion of the pre-emptive subscription rights of shareholders, be increased out of the condition share capital of the Company by a maximum aggregate amount of CHF 6,949.40 through the issuance of not more than 347,470 common shares, which would have to be fully paid-in, with no less than the nominal value of CHF 0.02 each, by the exercise of option or conversion rights that have been granted to employees, members of the board of directors or consultants of the Company or of one of our subsidiaries, if any, or other persons providing services to the Company or a subsidiary, if any, through one or more equity incentive plans created by the board of directors. If this conditional share capital is not sufficient for our future equity incentive plan, then we intend to rely on the authorized share capital, which we will have to dedicate for that purpose, or, alternatively, if such conditional or authorized share capital is not sufficient, then we intend to seek shareholder approval for the equity incentive plan(s) that we may seek to implement.

Pre-emptive Rights

Pursuant to the CO, shareholders have pre-emptive rights (“Bezugsrechte”) to subscribe for new issuances of shares. With respect to conditional capital in connection with the issuance of conversion rights, convertible bonds or similar debt instruments, shareholders have advance subscription rights (“Vorwegzeichnungsrechte”) for the subscription of conversion rights, convertible bonds or similar debt instruments.

We previously convened a meeting of our shareholders whereby our shareholders authorized our board of directors to withdraw or limit pre-emptive rights and/or advance subscription rights in certain circumstances.

With respect to our authorized share capital, the board of directors is authorized by our articles of association to withdraw or to limit the pre-emptive rights of shareholders, and to allocate them to third parties or to us, in the event that the newly issued shares are used for a purpose set forth in our articles of association.

Uncertificated Securities

Our shares are uncertificated securities (“Wertrechte,” within the meaning of the CO) and, when administered by a financial intermediary (“Verwahrungsstelle,” within the meaning of the Federal Act on Intermediated Securities, or FISA), qualify as intermediated securities (“Bucheffekten,” within the meaning of the FISA). In accordance with art. 973c of the CO, we maintain a non-public register of uncertificated securities (“Wertrechtebuch”).

If registered in our share register, a shareholder may at any time request from us a written confirmation with respect to such person’s shares. The Company may issue certificates representing one or several shares at any time. Shareholders are not entitled, however, to request the printing and delivery of certificates.

Participation Certificates and Profit-sharing Certificates

The Company has not issued any non-voting equity securities, such as participation certificates (“Partizipationsscheine”) or profit sharing certificates (“Genussscheine”), nor has it issued any preference shares (“Vorzugsaktien”).

No Additional Capital Contributions

Under Swiss law, shareholders are not obliged to make any capital contribution in excess of the subscription amount, which can be under no circumstance less than the nominal value per share.

General Meeting of Shareholders: Meetings and Powers

The general meeting of shareholders is our supreme corporate body. Under Swiss law, an annual, ordinary general meeting of shareholders must be called on an annual basis and we may hold extraordinary general meetings of shareholders in addition to any annual general meeting. Under Swiss law, an ordinary general meeting of shareholders must be held annually within six months after the end of a corporation’s financial year. In our case, this means on or before the 30th day of June.

The following powers are vested exclusively in the general meeting of shareholders:

●	adopting and amending our articles of association;

●	electing the members of the board of directors, the chairman of the board of directors, the members of the compensation, nomination and governance committee, the auditors and the independent proxy holder (a person annually elected by the general meeting of shareholders and who may represent our shareholders at a general meeting of shareholders as a proxy solicitor);

●	approving the annual report, the annual statutory financial statements and the consolidated financial statements, and deciding on the allocation of profits as shown on the balance sheet, in particular with regard to dividends and bonus payments to members of the board of directors;

●	approving the compensation of members of the board of directors and executive management, which under Swiss law is not necessarily limited to the executive officers;

●	discharging the members of the board of directors and executive management from liability with respect to their tenure in the previous financial year;

●	dissolving the Company with or without liquidation; and

●	deciding matters reserved to the general meeting of shareholders by law or our articles of association or that are presented to it by the board of directors.

An extraordinary general meeting of shareholders may be called by a resolution of the board of directors or, under certain circumstances, by our auditor, liquidator or bondholder (or the representatives of convertible bondholders), if any. In addition, in accordance with the CO, the board of directors is required to convene an extraordinary general meeting of shareholders if shareholders representing at least one-tenth of our share capital request such general meeting of shareholders in writing. Such request must set forth the items to be discussed and the proposals to be acted upon. According to the CO, the board of directors must convene an extraordinary general meeting of shareholders and propose financial restructuring measures if, based on our stand-alone annual statutory balance sheet, half of our share capital and reserves are not covered by our assets.

Voting and Quorum Requirements

Shareholder resolutions and elections (including elections of members of the board of directors) require the affirmative vote of the absolute majority of shares represented at the general meeting of shareholders, unless otherwise stipulated by law.

A resolution of the general meeting of the shareholders passed by two-thirds of the shares represented at the meeting, and the absolute majority of the nominal value of the shares represented is required for:

●	any amendment of the Company’s objectives;

●	the introduction of shares with preferential voting rights;

●	any restriction on the transferability of registered shares;

●	creating authorized or conditional share capital;

●	a capital increase funded by equity, against contributions in kind or for the purpose of funding acquisitions in kind and the granting of special privileges;

●	any restriction or cancellation of the subscription right (i.e., pre-emptive rights);

●	a relocation of the seat (registered office) of the Company; and

●	the dissolution of the Company.

The same voting requirements apply to resolutions regarding transactions among corporations based on Switzerland’s Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets, or the Merger Act (including a merger, demerger or conversion of a corporation).

In accordance with Swiss law and generally accepted business practices, our articles of association do not provide quorum requirements generally applicable to general meetings of shareholders. Additionally, before a resolution to approve the management report and consolidated accounts can be passed, our auditor must also be present at such general meeting of the shareholders, unless the general meeting of the shareholders waives such attendance by unanimous decision of those present. To this extent, our practice varies from the requirement of Nasdaq Listing Rule 5620(c), which requires an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than one-third of the outstanding voting stock.

Notice

General meetings of shareholders must be convened by the board of directors at least twenty days before the date of the meeting. The general meeting of shareholders is convened by way of a notice appearing in our official publication medium, currently the Swiss Official Gazette of Commerce. Registered shareholders may also be informed by letter, facsimile or electronic mail. The notice of a general meeting of shareholders must state the items on the agenda, the proposals to be acted upon and, in case of elections, the names of the nominated candidates. Except in the limited circumstances listed below, a resolution may not be passed at a general meeting without proper notice. This limitation does not apply to proposals to convene an extraordinary general meeting of shareholders, the initiating of a special audit or the election of an auditor upon request of a shareholder. No previous notification is required for proposals concerning items included in the agenda or for debates that do not result in a vote. The notice period for a general meeting of shareholders may be waived if all shareholders are present or represented at such meeting (“Universalversammlung”).

Agenda Requests

Pursuant to Swiss law, one or more shareholders whose combined shareholdings represent the lower of (i) one tenth of the share capital or (ii) an aggregate nominal value of at least CHF 1,000,000, may request that an item be included in the agenda for an ordinary general meeting of shareholders. To be timely, the shareholder’s request must be received by us at least 30 calendar days in advance of the meeting. The request must be made in writing and contain, for each of the agenda items, the following information:

●	a brief description of the business desired to be brought before the ordinary general meeting of shareholders and the reasons for conducting such business at the ordinary general meeting of shareholders;

●	the name and address, as they appear in the share register, of the shareholder proposing such business; and

●	all other information required under the applicable laws and stock exchange rules.

In accordance with Swiss law, a business report, compensation report (as prepared by our board of directors) and an auditor’s report must be made available for inspection by the shareholders at our registered office no later than 20 days prior to the ordinary general meeting of shareholders. Shareholders of record are notified of this in writing.

Voting Rights

The right to vote, and the other rights of share ownership, may only be exercised by shareholders (including any nominees) or usufructuaries (a person who has the right to enjoy the use and advantages of another’s property short of the destruction or waste of its substance), who are entered in our share register at cut-off date determined by the board of directors, as authorized by our articles of association and Swiss law. Those entitled to vote in the general meeting of shareholders may be represented by the independent proxy holder (annually elected by the general meeting of shareholders), another registered shareholder or third person with written authorization to act as proxy or the shareholder’s legal representative. The chairman of the board of directors has the power to decide whether to recognize a power of attorney.

Dividends and Other Distributions

Our board of directors may propose to shareholders that a dividend or other distribution be paid but cannot itself authorize the distribution. Dividend payments require a resolution passed by an absolute majority of the shares represented at a general meeting of shareholders. In addition, our auditor must confirm that the dividend proposal of our board of directors conforms to Swiss statutory law and our articles of association.

Under Swiss law, we may only pay dividends if we have sufficient distributable profits brought forward from the previous business years (“Gewinnvortrag”), or if we have distributable reserves (“frei verfügbare Reserven”), each as evidenced by our audited stand-alone statutory balance sheet prepared pursuant to Swiss law, and after allocations to reserves required by Swiss law and the articles of association have been deducted. We are not permitted to pay interim dividends out of profit of the current business year.

Under our articles of association and in accordance with Swiss law, only our shareholders have the power to approve the payment of any dividends.

Distributable reserves are generally booked either as “free reserves” (“freie Reserven”) or as “reserve from capital contributions” (“Reserven aus Kapitaleinlagen”). Under the CO, if our general reserves (“allgemeine Reserven”) amount to less than 20% of our share capital recorded in the commercial register (i.e., 20% of the aggregate nominal value of our issued capital), then at least 5% of our annual profit must be retained as general reserves. The CO permits us to accrue additional general reserves. Further, a purchase of our own shares (whether by us or a subsidiary) reduces the distributable reserves in an amount corresponding to the purchase price of such own shares. Finally, the CO, under certain circumstances, requires the creation of revaluation reserves which are not distributable.

Distributions out of issued share capital (i.e. the aggregate nominal value of our issued shares) are not allowed and may be made only by way of a share capital reduction. Such a capital reduction requires a resolution passed by an absolute majority of the shares represented at a general meeting of shareholders. The resolution of the shareholders must be recorded in a public deed and a special audit report must confirm that claims of our creditors remain fully covered despite the reduction in the share capital recorded in the commercial register. The share capital may be reduced below CHF 100,000 only if and to the extent that at the same time the statutory minimum share capital of CHF 100,000 is reestablished by sufficient new fully paid-up capital. Upon approval by the general meeting of shareholders of the capital reduction, the board of directors must give public notice of the capital reduction resolution in the Swiss Official Gazette of Commerce three times and notify creditors that they may request, within two months of the third publication, satisfaction of or security for their claims. The reduction of the share capital may be implemented only after expiration of this time limit.

Our board of directors determines the date on which the dividend entitlement starts. Dividends are usually due and payable shortly after the shareholders have passed the resolution approving the payment; however, the shareholders, upon request of the board of directors, may resolve at the general meeting of shareholders to defer the due date of the dividend payments (e.g., in quarterly or other installments).

Transfer of Shares

Shares in uncertificated form (“Wertrechte”) may only be transferred by way of assignment. Shares that constitute intermediated securities (“Bucheffekten”) may only be transferred when a credit of the relevant intermediated securities to the acquirer’s securities account is made in accordance with the relevant provisions of the FISA. Article 4 of our articles of association provides that in the case of securities held with an intermediary such as a registrar, transfer agent, trust corporation, bank or similar entity, any transfer, grant of a security interest or usufructuary right in such intermediated securities and the appurtenant rights associated therewith requires the cooperation of the intermediary in order for such transfer, grant of a security interest or usufructuary right to be valid against us.

Voting rights may be exercised only after a shareholder has been entered in our share register (“Aktienbuch”) with his, her or its name and address (in the case of legal entities, the registered office) as a shareholder with voting rights. Any acquirer of our shares who is not registered in our share register as a shareholder with voting rights will, assuming the acquirer holds our shares as of the record date, still be entitled to dividends and other rights with financial value with respect to such shares.

Inspection of Books and Records

Under the CO, a shareholder has a right to inspect our share register with respect to his own shares and otherwise to the extent necessary to exercise his shareholder rights. No other person has a right to inspect our share register. Our books and correspondence may be inspected with the express authorization of the general meeting of shareholders or by resolution of the board of directors and subject to the safeguarding of our business secrets.

Special Audit

If the shareholders’ inspection rights, as outlined above, prove to be insufficient in the judgment of the shareholder, any shareholder may propose to the general meeting of shareholders that specific facts be examined by a special audit in a special investigation. If the general meeting of shareholders approves the proposal, a company or any shareholder may, within 30 calendar days after the general meeting of shareholders, request a court in Stans, Switzerland, where our registered office is located, to appoint a special auditor. If the general meeting of shareholders rejects the request, one or more shareholders representing at least 10 percent of the share capital or holders of shares in an aggregate nominal value of at least CHF 2,000,000 may within three months’ request that the court appoint a special auditor. The court will issue such an order if the petitioners can demonstrate that the board of directors, any member of the board of directors or our executive management infringed the law or our articles of association and thereby caused damages to the Company or our shareholders.

Compulsory Acquisitions; Appraisal Rights

Business combinations and other transactions that are governed by the Swiss Merger Act (i.e. mergers, demergers, transformations and certain asset transfers) are binding on all shareholders. A statutory merger or demerger requires approval of two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the nominal value of the shares represented.

If a transaction under the Swiss Merger Act receives all of the necessary consents, there are no appraisal rights and all shareholders are compelled to participate.

Swiss corporations may be acquired by an acquirer through the direct acquisition of the share capital of the Swiss corporation. The Swiss Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger if the acquirer controls 90% of the outstanding shares. In these limited circumstances, minority shareholders of the corporation being acquired may be compensated in a form other than through shares of the acquiring corporation (for instance, through cash or securities of a parent corporation of the acquiring corporation or of another corporation). Following a statutory merger or demerger, pursuant to the Merger Act, shareholders can file an appraisal action against the surviving company. If the consideration is deemed inadequate, the court will determine an adequate compensation payment.

In addition, under Swiss law, the sale of  “all or substantially all of our assets” (“faktische Liquidation”) by us may require the approval of two-thirds of the number of shares represented at a general meeting of shareholders and the absolute majority of the nominal value of the common shares represented. Whether a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:

●	a core part of our business is sold without which it is economically impracticable or unreasonable to continue to operate the remaining business;

●	our assets, after the divestment, are not invested in accordance with our statutory business purpose; and

●	the proceeds of the divestment are not earmarked for reinvestment in accordance with the Company’s business purpose but, instead, are intended for distribution to our shareholders or for financial investments unrelated to our business.

Board of Directors

Pursuant to Swiss law and according to our articles of association, the board of directors shall consist of three or more members, none of which need to be shareholders.

Swiss law requires that any listed company exceeding two of the three thresholds specified in art. 727 para.1 no. 2 of the CO in two successive financial years shall have each gender represented by at least 30% on the board of directors and 20% on the executive management team. If a company fails to comply, it must be disclosed in the remuneration report, including an explanation and a designation of measures to be taken to reconcile the failed compliance. For our board of directors, this rule will apply, subject to meeting the thresholds required under the CO, from the business year 2026, whereas for the executive management from the business year 2031. The triggering thresholds are (i) a balance sheet total of 20 million CHF, (ii) sales revenue of 40 million CHF and (iii) an average of 250 full-time per year.

The members of our board of directors are elected by the general meeting of shareholders for a term of one year. A year within the meaning of this provision is the period between two ordinary general meetings of shareholders. If a member of the board of directors retires or is replaced, his successor shall continue in office until the end of his predecessor’s term. Each member of our board of directors must be elected individually.

Powers

Our board of directors has the following non-delegable and inalienable powers and duties:

●	the overall management of the company and the issuing of all necessary directives;

●	determination of our appropriate management organization, including the power to define responsibilities and duties of our corporate bodies as well as our internal hierarchy;

●	the organization of the accounting, financial control and financial planning systems as required for management of the Company;

●	the appointment and dismissal of persons entrusted with managing and representing the Company;

●	overall supervision of the persons entrusted with managing the Company, in particular with regard to compliance with the law, articles of association, operational regulations and directives;

●	compilation and issuance of an annual report, preparation for the general meeting and implementation of its resolutions; and

●	notification to the court in the event that the Company is over-indebted.

According to Article 17 of our articles of association, the board of directors may assign the preparation and the implementation of its resolutions or the supervision of business transactions with regard to the non-transferable and inalienable duties to committees or individual members. In the event that our board of directors assigns duties in accordance with our articles of association and Swiss law, the board of directors shall design and implement reporting policies describing how such an assignment would be carried out by a committee or individual member.

Based on Article 18 of our articles of association, our board of directors may completely or partially delegate the power to manage the Company to one or more of its members (managing directors) or to third persons (managers).

Indemnification of Executive Management and Directors

According to Swiss Law and our articles of association, the general meeting of shareholders has the authority to grant discharge to the members of the board of directors from liability. The effect of the resolution of release (discharge) by the general meeting of shareholders is effective only for disclosed facts and only as against the Company and those shareholders who approved the resolution or who have since acquired their shares in full knowledge of the resolution. The right of action of other shareholders lapses six months after the resolution of release.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with the employer.

Conflict of Interest, Management Transactions

Swiss law does not provide for a general provision regarding conflicts of interest. However, the CO contains a provision that requires our directors and executive management to safeguard the Company’s interests and imposes a duty of loyalty and duty of care on our directors and executive management. This rule is generally understood to disqualify directors and executive management from participation in decisions that directly affect them. Our directors and executive officers are personally liable to us for a breach of these provisions. In addition, Swiss law contains provisions under which directors and all persons engaged in the Company’s management are liable to the Company, each shareholder and the Company’s creditors for damages caused by an intentional or negligent violation of their duties. Furthermore, Swiss law contains a provision under which payments made to any of the Company’s shareholders or directors or any person associated with any such shareholder or director, other than payments made at arm’s length, must be repaid to the Company if such shareholder or director acted in bad faith.

Principles of the Compensation of the Board of Directors and the Executive Management

Pursuant to Swiss law, our shareholders must annually approve the compensation of the board of directors and the persons whom the board of directors has, fully or partially, entrusted with the management of the Company. The board of directors must issue, on an annual basis, a written compensation report that must be reviewed together with a report on our business by our auditor. The compensation report must disclose all compensation, loans and other forms of indebtedness granted by the Company, directly or indirectly, to current or former members of the board of directors and executive management to the extent related to their former role within the Company or not on customary market terms.

The disclosure concerning compensation, loans and other forms of indebtedness must include the aggregate amount for the board of directors and the executive management as well as the particular amount for each member of the board of directors and executive officer, specifying the name and function of each respective person.

Certain forms of compensation are prohibited for members of our board of directors and executive management, such as:

●	severance payments provided for either contractually or in the articles of association (compensation due until the termination of a contractual relationship does not qualify as severance payment);

●	advance compensation;

●	incentive fees for the acquisition or transfer of corporations or parts thereof by the Company or by companies being, directly or indirectly, controlled by us;

●	loans, other forms of indebtedness, pension benefits not based on occupational pension schemes and performance-based compensation not provided for in the articles of association; and

●	equity securities and conversion and option rights awards not provided for in the articles of association.

Compensation to members of the board of directors and executive management for activities in entities that are, directly or indirectly, controlled by the Company is prohibited if the compensation (i) would have been prohibited if it was paid directly by the Company, (ii) is not provided for in the articles of association or (iii) has not been approved by the general meeting of shareholders.

The general meeting of shareholders votes on the compensation received directly or indirectly by the board of directors, the executive management and the advisory board (“Beirat”). The general meeting of shareholders must vote annually on the compensation of its board of directors, executive management and the advisory board, and accordingly, at such a meeting, the vote of the general meeting of shareholders shall have a binding effect.

In the event that the general meeting of shareholders votes prospectively on the compensation of the executive management, the articles of association may provide for an additional amount for the compensation of the members of the executive management appointed after the vote.

The additional amount may only be used if the total amount of the compensation of the executive management decided by the general meeting of shareholders is not sufficient for the compensation of the new members until the next vote of the general meeting of the shareholders.

The general meeting of shareholders shall not vote on the additional amount of compensation.

Borrowing Powers

Neither Swiss law nor our articles of association restrict in any way our power to borrow and raise funds. The decision to borrow funds is made by or under the direction of our board of directors, and no approval by the shareholders is required in relation to any such borrowing.

Repurchases of Shares and Purchases of Own Shares and Other Limitations on the Rights to Own Securities

The CO limits our right to purchase and hold our own shares. We and our subsidiaries may purchase shares only if and to the extent that (i) freely disposable equity capital is available in the required amount; and (ii) the combined nominal value of all such shares does not exceed 10% of the share capital. Pursuant to Swiss law, where shares are acquired in connection with a transfer restriction set out in the articles of association, the foregoing upper limit is 20%. We currently do not have any transfer restriction in our articles of association. If we own shares that exceed the threshold of 10% of our share capital, the excess must be sold or cancelled by means of a capital reduction within a reasonable time.

Shares held by us or our subsidiaries are not entitled to vote at the general meeting of shareholders but are entitled to the economic benefits applicable to the shares generally, including dividends and pre-emptive rights in the case of share capital increases.

Swiss law and/or our articles of association do not impose any restrictions on the exercise of voting or any other shareholder rights by shareholders residing outside of Switzerland.

Notification and Disclosure of Substantial Share Interests

The disclosure obligations generally applicable to shareholders of Swiss corporations under the Swiss Financial Market Infrastructure Act do not apply to us since our shares are not listed on a Swiss exchange. Similarly, the Swiss takeover regime imposes a duty on any person or group of persons who acquires more than one-third of a company’s voting rights to make a mandatory offer for all of the company’s outstanding listed equity securities. However, these protections are applicable only to issuers that list their equity securities in Switzerland and, because our common shares are listed exclusively on Nasdaq, is not applicable to us.

Pursuant to Article 663c of the CO, Swiss corporations whose shares are listed on a stock exchange must specify the significant shareholders and their shareholdings in the notes to the balance sheet, where these are known or ought to be known. Significant shareholders are defined as shareholders and groups of shareholders linked through voting rights who own more than five percent of all voting rights.

Debt Securities

Not applicable.

Warrants and Rights

The Company has warrants that are registered under Section 12 of the Securities Exchange Act of 1934, as amended. The Company issued 5,542,168 of such warrants in February 2021 in conjunction with its initial public offering. The warrants entitle the registered holder to purchase common shares at a price equal to $4.15 per share, subject to adjustment as discussed below, immediately following the issuance of such warrants and terminating at 5:00 p.m., New York City time, five years after their issuance. Warrants that have been exercised in the meantime are not yet reflected in the articles of association of the Company by means of an increase of the issued share capital and the respective reduction of the conditional share capital.

The exercise price and number of common shares issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend or recapitalization, reorganization, merger or consolidation. Except by virtue of such holder’s ownership of our common shares, the holder of warrants does not have rights or privileges of a shareholder, including any voting rights, until the holder exercises such warrant.

The warrants were issued in registered form under a warrant agency agreement between a warrant agent, VStock Transfer LLC, and us. The warrants were initially being represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Other Securities

The Company does not have any other securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended.